Exhibit 4.4
SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT
     THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT dated as of February 13, 2009 (the “Agreement”) is entered into among EMS Technologies, Inc., a Georgia corporation (“EMS”), EMS Technologies Canada, Ltd., a Canadian federal corporation (the “Canadian Borrower”; together with EMS, the “Borrowers”), the Guarantors, the Lenders party hereto, Bank of America, National Association, as Domestic Administrative Agent and Domestic L/C Issuer and Bank of America, National Association, acting through its Canada branch, as Canadian Administrative Agent and Canadian L/C Issuer. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement (as defined below).
RECITALS
     WHEREAS, the Borrowers, the Guarantors, the Lenders, Bank of America, National Association, as Domestic Administrative Agent and Domestic L/C Issuer and Bank of America, National Association, acting through its Canada branch, as Canadian Administrative Agent and Canadian L/C Issuer entered into that certain Credit Agreement dated as of February 29, 2008 (as amended or modified from time to time, the “Credit Agreement”); and
     WHEREAS, EMS has requested that the Lenders amend the Credit Agreement as set forth below;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Consents. The Lenders hereby consent to (a) the Domestic Administrative Agent’s release of the Domestic Administrative Agent’s security interests in the Equity Interests in 990834 Ontario Inc. and each of the Foreign Subsidiaries identified on Schedule 7.16 to the Credit Agreement at such time as such Equity Interests are contributed by EMS and LXE to Lux SNC and (b) the dissolution of LXE Australia Pty, LTD. (the “Australian Dissolution Subsidiary”) provided that any proceeds of the assets of the Australian Dissolution Subsidiary are transferred to a Domestic Loan Party prior to such dissolution. The above-referenced consents are limited solely to the matters described in the preceding sentence, and nothing contained in this Agreement shall be deemed to constitute a waiver of any rights or remedies the Domestic Administrative Agent, the Canadian Administrative Agent or any Lender may have under the Credit Agreement, the Loan Documents or applicable law.
     2. Amendments. The Credit Agreement is hereby amended as follows:
     (a) The following definitions are hereby added to Section 1.01 of the Credit Agreement in the appropriate alphabetical order to read as follows:
     “990834 Ontario” means 990834 Ontario Inc., a corporation incorporated under the laws of the province of Ontario.
     “EMS Lux SARL” means EMS Holdings S.à.r.l., a Luxembourg limited liability company.
     “Eurodollar Base Rate” means, the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the applicable Administrative Agent from time to time) at approximately 11:00 a.m., London time, on the date of determination (provided that if such date is not a Business Day, the next preceding Business Day) for deposits in the relevant currency (for delivery on such date) with a term equivalent to one month or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the applicable Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on the date of determination.
     “Formation” means Formation, Inc., a New Jersey corporation.
     “Immaterial LXE Foreign Subsidiaries” means the collective reference to LXE France SARL, LXE Australia Pty, LTD. and LXE Singapore Pte Ltd.
     “Lux SNC” means EMS Technologies — LXE S.e.n.c., a Luxembourg partnership.
     “Lux SNC Loan” means that certain intercompany loan by EMS to Lux SNC in the principal amount of $28,714,535, as evidenced by that certain promissory note executed by Lux SNC in favor of EMS.
     “LXE” means LXE Inc., a Georgia corporation.
     “LXE Foreign Subsidiaries” means those certain Foreign Subsidiaries identified on Schedule 7.16 to the Credit Agreement.
     “Project Saxon Reorganization” has the meaning provided in the definition of “Disposition” in Section 1.01.
     “UK Acquisition” means the Acquisition by UK Acquisition Company of the Equity Interests of the UK Target pursuant to the terms of that certain Share Purchase Agreement between the persons listed on Schedule 1 thereto, UK Acquisition Company and EMS dated November 20, 2008, as amended.
     “UK Acquisition Company” means EMS Acquisition Company Limited, a company incorporated in England and Wales.
     “UK Acquisition Company Lux Loan” means the collective reference to (a) that certain intercompany loan by EMS Lux SARL to UK Acquisition Company in the principal amount of 19,000,000 Pounds Sterling and (b) that certain intercompany loan by EMS Lux SARL to UK Acquisition Company in the principal amount of 5,500,000 Pounds Sterling, each made in connection with the Project Saxon Reorganization.
     “UK Target” means Satamatics Global Limited, a company incorporated and registered in England and Wales.
     “Unsecured Canadian Guarantors” means the collective reference to EMS Lux SARL, Lux SNC, UK Acquisition Company, UK Target and each of the LXE Foreign Subsidiaries, and “Unsecured Canadian Guarantor” means any one of them.

     (b) The definition of “Base Rate” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Base Rate” means
     (a) in the case of Domestic Revolving Loans, for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the Domestic Prime Rate and (iii) the Eurodollar Base Rate plus 1.00%;
     (b) in the case of Canadian Revolving Loans denominated in Canadian Dollars, for any day a fluctuating rate per annum equal to the highest of (i) the CDOR Rate plus 1/2 of 1%, (ii) the Canadian Prime Rate and (iii) the Eurodollar Base Rate plus 1.00%; and
     (c) in the case of Canadian Revolving Loans denominated in U.S. Dollars, for any day a fluctuating rate per annum equal to the highest of (i) the rate which the Canadian Administrative Agent in Toronto, Ontario announces from time to time as the reference rate for loans in U.S. Dollars to its Canadian borrowers, (ii) the Federal Funds Rate plus 1/2 of 1% and (c) the Eurodollar Base Rate plus 1.00%.
     (c) The definition of “Change of Control” in Section 1.01 of the Credit Agreement is hereby amended by deleting the period at the end of subclause (b) thereof, inserting the following text “; or” in replacement thereof and adding new subclauses (c) and (d) at the end thereof which shall read as follows:
     (c) subsequent to LXE’s contribution of the Equity Interests in the LXE Foreign Subsidiaries to Lux SNC, Lux SNC shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Voting Stock in each of the LXE Foreign Subsidiaries; or
     (d) EMS shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the Equity Interests of the Canadian Borrower or any other Subsidiary, except for ownership of nominal Equity Interests necessary to qualify directors where required by applicable law or to satisfy other requirements of applicable law.
     (d) The definition of “Consolidated Net Income” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Consolidated Net Income” means, for any period, for EMS and its Subsidiaries on a consolidated basis, the net income of EMS and its Subsidiaries for such period, but excluding therefrom (to the extent otherwise included therein): (a) any extraordinary gains or losses, (b) any gains or non-cash losses attributable to write-ups or impairment of assets, (c) any equity interest of any Loan Party in the unremitted earnings of any Person that is not a Subsidiary, (d) any income of any Subsidiary of EMS which is not a Guarantor to the extent the payment of such income in the form of dividends or other distributions to either EMS or any Subsidiary is then prohibited, whether on account of restrictions in such Subsidiary’s organizational documents or restrictions in any agreement, document, contract, deed or other instrument applicable to such Subsidiary and (e) any acquisition-related costs in connection with any Investment or Acquisition permitted hereunder, including finder’s fees, advisory, legal, accounting, valuation or other professional or consulting fee that are required to be expensed as incurred in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141(R) — Business Combinations, all as determined in accordance with GAAP.
     (e) The definition of “Disposition” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by EMS or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business, (b) the sale, lease, license, transfer or other disposition in the ordinary course of business of surplus, obsolete or worn out property no longer useful in the conduct of business of EMS and its Subsidiaries, (c) any Involuntary Disposition, (d) any sale, lease, license, transfer or other disposition (i) by a Loan Party to any Domestic Loan Party, (ii) by one Canadian Loan Party to another Canadian Loan Party (other than any Unsecured Canadian Guarantor), (iii) by any Subsidiary that is not a Loan Party to any Loan Party or any other Subsidiary that is not a Loan Party, (e) the following dispositions to be made in connection with the reorganization described in the Deloitte presentation entitled “Project Saxon” dated February 4, 2009 (the “Project Saxon Reorganization”): (i) the transfer by LXE to Lux SNC of LXE’s Equity Interests in EMS Lux SARL, (ii) the transfer by EMS to Lux SNC of EMS’s Equity Interests in 990834 Ontario, (iii) the transfer by EMS to EMS Lux SARL of EMS’s Equity Interests in UK Acquisition Company and (iv) the transfer by LXE to Lux SNC of LXE’s Equity Interests in the LXE Foreign Subsidiaries and the Immaterial LXE Foreign Subsidiaries, (f) any sale by Formation on a non-recourse basis of accounts receivable from Rockwell Collins, Inc. to Citibank, N.A. in an aggregate amount not to exceed $600,000 at any one time outstanding pursuant to the terms of a Supplier Agreement between Formation and Citibank, N.A. dated as of September 7, 2004 and (g) any transfer of cash by and among Subsidiaries of Lux SNC through a centralized account at LXE Netherlands B.V. pursuant to a cash pooling arrangement serviced by Bank of America, as servicer.
     (f) The language preceding the proviso in the definition of “Permitted Acquisition” in Section 1.01 of the Credit Agreement is hereby amended to read as follows:
     “Permitted Acquisitions” means Investments consisting of an Acquisition by any Loan Party (other than any Unsecured Canadian Guarantor);
     (g) The last three sentences of Section 6.20 of the Credit Agreement are hereby amended to read as follows:
The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on Schedule 6.13. Set forth on Schedule 6.20(b) is a list of (a) all locations in Canada where any personal property of a Loan Party (other than any Unsecured Canadian Guarantor) is located, including province or territory where located and (ii) the chief executive office in Canada, if any, of the Canadian Borrower and each Canadian Subsidiary. Except as set forth on Schedule 6.20(c), no Loan Party (other than any Unsecured Canadian Guarantor) has during the five years preceding the Closing Date (i) changed its legal name,

(ii) changed its jurisdiction of formation, or (iii) been party to a merger, consolidation or other change in structure.
(h) Section 7.01(a) of the Credit Agreement is hereby amended to read as follows:
     (a) upon the earlier of the date that is ninety (90) days after the end of each fiscal year of EMS or the date such information is filed with the SEC, (i) a consolidated balance sheet of EMS and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and prepared in accordance with GAAP, audited and certified by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which certification shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) a consolidating balance sheet of EMS and its Subsidiaries as at the end of such fiscal year, and the related consolidating statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, certified by a Responsible Officer of EMS as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of EMS and its Subsidiaries in accordance with GAAP; and
     (i) Section 8.01 of the Credit Agreement is hereby amended by deleting the period at the end of subclause (t) thereof, inserting the following text “; and” in replacement thereof and adding a new subclause (u) at the end thereof which shall read as follows:
     (u) Liens of Citibank, N.A. on accounts receivable from Rockwell Collins purchased from Formation by Citibank, N.A. on a non-recourse basis in an aggregate amount not to exceed $600,000 at any one time outstanding pursuant to the terms of a Supplier Agreement between Formation and Citibank, N.A. dated as of September 7, 2004.
     (j) Section 8.02 of the Credit Agreement is hereby amended to read as follows:
          8.02 Investments.
     Make any Investments, except:
     (a) Investments held by EMS or such Subsidiary in the form of Cash Equivalents;
     (b) Investments existing as of the Closing Date and set forth in Schedule 8.02;
     (c) Investments by any Domestic Loan Party in any other Domestic Loan Party;
     (d) Investments by any Canadian Loan Party (other than any Domestic Guarantor) in any other Loan Party (other than any Unsecured Canadian Guarantor);

     (e) (i) Investments by any Subsidiary of EMS that is not a Loan Party in any other Subsidiary of EMS that is not a Loan Party and (ii) Investments by any Unsecured Canadian Guarantor in any other Unsecured Canadian Guarantor;
     (f) Permitted Acquisitions;
     (g) Guarantees permitted by Section 8.03;
     (h) the following Investments to be made in connection with the Project Saxon Reorganization: (i) the capital contribution by EMS of Euro 1,378 in Lux SNC, (ii) the Lux SNC Loan, (iii) the 1 Pound Sterling equity contribution by EMS in UK Acquisition Company, (iv) the equity contribution by LXE in Lux SNC of LXE’s Equity Interests in EMS Lux SARL, (v) the equity contribution by EMS in Lux SNC of EMS’s Equity Interests in 990834 Ontario, (vi) the 8,426,957 Pounds Sterling equity contribution by EMS Lux SARL in UK Acquisition Company and (vii) the equity contribution by LXE in Lux SNC of LXE’s Equity Interests in the LXE Foreign Subsidiaries and the Immaterial LXE Foreign Subsidiaries;
     (i) the UK Acquisition (including EMS’s Guarantee of UK Acquisition Company’s obligations related to the UK Acquisition); provided, that both before and immediately after giving effect to such UK Acquisition and such Guarantee, no Default shall have occurred and be continuing;
     (j) any contribution of cash by any Subsidiary of Lux SNC into a centralized account at LXE Netherlands B.V. pursuant to a cash pooling arrangement serviced by Bank of America, as servicer; and
     (h) other Investments not exceeding US$2,500,000 in the aggregate in any fiscal year of EMS.
     (k) Section 8.03 of the Credit Agreement is hereby amended to read as follows:
          8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Loan Documents;
     (b) Indebtedness of EMS and its Subsidiaries listed on Schedule 8.03;
     (c) the Lux SNC Loan, the UK Acquisition Company Lux Loan and any other intercompany Indebtedness permitted under Section 8.02;
     (d) obligations (contingent or otherwise) of any Borrower existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

     (e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by EMS or the Canadian Borrower to finance the purchase of fixed assets, and renewals, refinancings and extensions thereof; provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of US$2,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;
     (f) other unsecured Indebtedness of EMS and the Canadian Borrower not to exceed US$5,000,000 in the aggregate at any one time outstanding;
     (g) other unsecured Indebtedness of UK Acquisition Company not to exceed US$1,000,000 in the aggregate at any one time outstanding; and
     (h) secured or unsecured Indebtedness of EMS and the Canadian Borrower assumed in connection with a Permitted Acquisition so long as such Indebtedness (i) was not incurred in anticipation of or in connection with the respective Permitted Acquisition and (ii) does not exceed $10,000,000 in the aggregate at any time outstanding.
     Notwithstanding the foregoing, neither Lux SNC, EMS Lux SARL, UK Acquisition Company, UK Target, nor any LXE Foreign Subsidiary shall create, incur, assume or suffer to exist any Indebtedness other than (x) Lux SNC’s obligations under the Lux SNC Loan, (y) UK Acquisition Company’s obligations under the UK Acquisition Company Lux Loan and (z) any Indebtedness permitted by clauses (c) and (g) above.
     (l) Clause (c) in Section 8.04 of the Credit Agreement is hereby amended to read as follows:
(c) any Canadian Loan Party other than the Canadian Borrower, any Domestic Guarantor and any Unsecured Canadian Guarantor may amalgamate with any other Canadian Loan Party other than the Canadian Borrower, any Domestic Guarantor or any Unsecured Canadian Guarantor,
     (m) Clause (b) in Section 8.06 of the Credit Agreement is hereby amended to read as follows:
     (b) each Canadian Subsidiary may make Restricted Payments to any Canadian Loan Party (other than any Unsecured Canadian Guarantor);
     (n) Section 8.06 of the Credit Agreement is hereby amended by deleting the period at the end of subclause (d) thereof, inserting the following text “, and” in replacement thereof and adding a new subclause (e) at the end thereof which shall read as follows:
     (e) in connection with the Project Saxon Reorganization, 990834 Ontario may make a Euro 15,663,210 distribution to EMS Lux SARL with proceeds received from the CAN$24,886,050 distribution made by the Canadian Borrower to 990834 Ontario.

     (o) Clauses (c) and (d) in Section 8.08 of the Credit Agreement are each hereby amended to read as follows:
(c) advances of working capital from a Canadian Loan Party (other than any Domestic Guarantor) to another Canadian Loan Party (other than any Unsecured Canadian Guarantor), (d)(i) transfers of cash and assets from a Canadian Loan Party (other than any Domestic Guarantor) to another Canadian Loan Party (other than any Unsecured Canadian Guarantor) and (ii) any transfers of cash by and among Subsidiaries of Lux SNC through a centralized account of LXE Netherlands B.V. pursuant to a cash pooling arrangement serviced by Bank of America, N.A., as servicer,
     (p) Section 8.11(b) of the Credit Agreement is hereby amended to read as follows:
     (b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of EMS to be greater than (i) 3.5 to 1.0 as of any fiscal quarter ending on or before December 31, 2008, (ii) 2.75 to 1.0 as of the end of any fiscal quarter ending during the period from March 31, 2009 to and including June 30, 2010, and (iii) 2.5 to 1.0 as of the end of any fiscal quarter ending thereafter.
     (q) Schedule 8.02 to the Credit Agreement is hereby amended to read as provided on Schedule 8.02 attached hereto.
     (r) Schedule 8.03 to the Credit Agreement is hereby amended to read as provided on Schedule 8.03 attached hereto.
     3. Conditions Precedent. This Agreement shall be effective upon the satisfaction of the following conditions precedent:
     (a) receipt by the Domestic Administrative Agent of counterparts of this Agreement duly executed by the Borrowers, the Guarantors, the Required Lenders, Bank of America, National Association, as Domestic Administrative Agent and Bank of America, National Association, acting through its Canada branch, as Canadian Administrative Agent;
     (b) receipt by the Domestic Administrative Agent of the original promissory note executed by Lux SNC in favor of EMS in connection with the Lux SNC Loan (as defined above), together with a duly executed allonge in a form satisfactory to the Domestic Administrative Agent;
     (c) receipt by the Domestic Administrative Agent of a certificate of a Responsible Officer of each Loan Party, (i) certifying that the Organization Documents of each Loan Party delivered on the Closing Date have not been amended, supplemented or otherwise modified since the Closing Date and remain in full force and effect as of the date hereof and (ii) attaching resolutions of each Loan Party approving and adopting this Agreement, in form and substance reasonably satisfactory to the Domestic Administrative Agent, and authorizing the execution and delivery of this Agreement and certifying that such resolutions have not been amended, supplemented or otherwise modified and remain in full force and effect as of the date hereof;
     (d) receipt by the Domestic Administrative Agent of favorable opinions of legal counsel to the Loan Parties, addressed to the Administrative Agents and each Lender, dated as of the date hereof, in form and substance satisfactory to the Domestic Administrative Agent; and

     (e) receipt by the Administrative Agent (i) for the account of each Lender executing this Amendment on or before February 11, 2009, a fee of $20,000 and (ii) of any other fees and expenses owing to the Administrative Agent or BAS.
     4. Lux SNC Equity. Within forty-five (45) days of the date hereof, EMS shall pledge to the Domestic Administrative Agent 65% of the Equity Interests of Lux SNC (the “Lux SNC Equity Interests”) pursuant to a pledge agreement satisfactory to the Domestic Administrative Agent together with (a) favorable opinions of counsel for EMS regarding EMS’s pledge of the Lux SNC Equity Interests and (b) such other documentation reasonably requested by the Domestic Administrative Agent necessary to perfect its security interests in the Lux SNC Equity Interests, in each case in form and substance satisfactory to the Domestic Administrative Agent. The Loan Parties’ failure to comply with the terms of this Section 4 shall constitute an Event of Default under the Loan Documents.
     5. Guarantees. Within thirty (30) days of the date hereof, the Loan Parties shall cause EMS Lux SARL, Lux SNC, UK Acquisition Company, UK Target and each of the LXE Foreign Subsidiaries (collectively, the “Unsecured Canadian Guarantors”) to each become a Canadian Guarantor by executing and delivering to the Canadian Administrative Agent a guaranty agreement with respect to the Canadian Obligations in form and substance satisfactory to the Canadian Administrative Agent and deliver to the Canadian Administrative Agent documents of the type referred to in Section 5.01(f) of the Credit Agreement and favorable opinions of counsel to such Person in form and substance satisfactory to the Canadian Administrative Agent. Notwithstanding any terms to the contrary contained herein or in the Loan Documents, it is understood and agreed that none of Unsecured Canadian Guarantors shall be required to pledge any of their respective assets to secure the Canadian Obligations. The Loan Parties’ failure to comply with the terms of this Section 5 shall constitute an Event of Default under the Loan Documents.
     6. Miscellaneous.
     (a) The Credit Agreement, and the obligations of the Loan Parties thereunder and under the other Loan Documents, are hereby ratified and confirmed and shall continue and remain in full force and effect according to their terms.
     (b) The Guarantors (a) acknowledge and consent to all of the terms and conditions of this Agreement, (b) affirm all of their obligations under the Loan Documents and (c) agree that this Agreement and all documents executed in connection herewith do not operate to reduce or discharge their obligations under the Credit Agreement or the other Loan Documents.
     (c) The Borrowers and each Guarantor hereby represent and warrant as follows:
     (i) Each Loan Party has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
     (ii) This Agreement has been duly executed and delivered by the Loan Parties and constitutes each of the Loan Parties’ legal, valid and binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.
     (iii) No consent, approval, authorization or order of, or filing, registration or qualification with, any court or governmental authority or third party is required in connection with the execution, delivery or performance by any Loan Party of this Agreement.

     (d) The Loan Parties represent and warrant to the Lenders that (i) the representations and warranties of the Loan Parties set forth in Article VI of the Credit Agreement and in each other Loan Document are true and correct as of the date hereof with the same effect as if made on and as of the date hereof, except to the extent such representations and warranties expressly relate solely to an earlier date and (ii) no event has occurred and is continuing which constitutes a Default or an Event of Default.
     (e) This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement by telecopy shall be effective as an original and shall constitute a representation that an executed original shall be delivered.
     (f) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature pages follow]

     Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:	EMS TECHNOLOGIES, INC., a Georgia corporation, as a Borrower and, with respect to the Canadian Obligations, as a Guarantor
By:
Name:
Title:

EMS TECHNOLOGIES CANADA, LTD., a Canadian federal corporation, as a Borrower
By:
Name:
Title:

DOMESTIC GUARANTORS:	LXE INC., a Georgia corporation
By:
Name:
Title:

FORMATION, INC., a New Jersey corporation
By:
Name:
Title:

ADVANCED INTEGRATED RECORDERS, INC., a Delaware corporation
By:
Name:
Title:

CANADIAN GUARANTORS:	990834 ONTARIO INC., an Ontario corporation
By:
Name:
Title:

EMS TECHNOLOGIES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT

DOMESTIC ADMINISTRATIVE AGENT:	BANK OF AMERICA, NATIONAL ASSOCIATION, as Domestic Administrative Agent
By:
Name:
Title:

CANADIAN ADMINISTRATIVE AGENT:	BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch, as Canadian Administrative Agent
By:
Name:
Title:

DOMESTIC LENDERS:	BANK OF AMERICA, NATIONAL ASSOCIATION, as a Domestic Lender and Domestic L/C Issuer
By:
Name:
Title:

SUNTRUST BANK, as a Domestic Lender,
By:
Name:
Title:

WACHOVIA BANK, N.A., as a Domestic Lender,
By:
Name:
Title:

EMS TECHNOLOGIES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT

CANADIAN LENDERS:	BANK OF AMERICA, NATIONAL ASSOCIATION, acting through its Canada branch, as a Canadian Lender and Canadian L/C Issuer
By:
Name:
Title:

SUNTRUST BANK, as a Canadian Lender,
By:
Name:
Title:

WACHOVIA BANK, N.A., as a Canadian Lender,
By:
Name:
Title:

EMS TECHNOLOGIES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT

Schedule 8.02
Existing Investments

Loan Party	Description of Investment

EMS Technologies, Inc.	24.09% ownership interest in Miraxis License Holdings, LLC

LXE Inc.	Loan of $14,970,150.32 to LXE Nordics (formerly known as LXE Scandinavia AB)
EMS TECHNOLOGIES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT

Schedule 8.03
Existing Indebtedness

Loan
Party/Subsidiary	Lender	Type	Amount

EMS Technologies, Inc.	General Electric Capital	Mortgage on 660 Engineering Drive, Norcross, GA	$7,019,782.45 (as of January 31, 2009)

LXE Inc.	John Hancock Mutual Life Insurance Company	Mortgage on 125 Technology Parkway, Norcross, GA	$3,417,508.61 (as of January 31, 2009)

EMS Technologies Canada, Ltd.	Nexcap	Capital lease of office equipment	CAN$3,669.17 (as of January 31, 2009)

EMS Technologies Canada, Ltd.	Nexcap	Capital lease of office equipment	CAN$6,629.01 (as of January 31, 2009)
EMS TECHNOLOGIES, INC.
SECOND AMENDMENT TO CREDIT AGREEMENT AND CONSENT